Exhibit 99.1

Charah Solutions, Inc. Announces Pricing of 8.50% Senior Notes Due 2026

Louisville, KY – August 20, 2021 – Charah Solutions, Inc. (NYSE: CHRA) (“Charah Solutions” or the “Company”) announced today that it has priced its previously announced public offering (the “Offering”) of 8.50% senior notes due 2026 (the “Notes”). Pursuant to the underwriters’ option, the underwriters elected to purchase an additional $5,000,000 in aggregate principal amount of the Notes. The total net proceeds from the Offering are approximately $130,275,000 (after deducting underwriting discounts and commissions, but before other fees and estimated expenses), including the net proceeds from the sale of the option. The Company intends to use the net proceeds from the Offering, along with cash from the sale of equity to B. Riley Securities, Inc., to fully repay and terminate the Company’s credit facility, dated September 21, 2018, by and among the Company, the lenders party thereto from time to time and Bank of America, N.A., as administrative agent, with any remaining proceeds to be used for general corporate purposes, including funding future acquisitions and investments, repaying indebtedness, making capital expenditures and funding working capital. The Notes will be issued in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof. The Offering is expected to close on August 25, 2021.

In connection with the Offering, the Company has applied to list the Notes on the New York Stock Exchange (the “NYSE”) under the symbol “CHRB.” If approved for listing, trading on the NYSE is expected to commence within 30 days after the Notes are first issued. The Company and this issuance of Notes received a rating of B from Egan-Jones Ratings Company, an independent, unaffiliated rating agency.

B. Riley Securities, Inc., Boenning & Scattergood, Inc., Janney Montgomery Scott LLC, Ladenburg Thalmann & Co. Inc. and William Blair & Company, L.L.C. are acting as joint book-running managers for the Offering. EF Hutton, division of Benchmark Investments, LLC is acting as lead manager for this offering. Aegis Capital Corp., B.C. Ziegler & Company, Colliers Securities LLC, Huntington Securities, Inc. and Newbridge Securities Corporation are acting as co-managers for the Offering.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Notes may only be offered and sold under the Company’s registration statement on Form S-1, which has been filed with the Securities and Exchange Commission (“SEC”) and was declared effective on August 20, 2021. A copy of the registration statement is available on the SEC’s website at www.sec.gov. When available, copies of the preliminary prospectus related to the Offering may be obtained from the offices of B. Riley Securities, Inc. at 1300 North 17th Street, Suite 1400, Arlington, VA 22209, by calling (703) 312-9580 or by emailing prospectuses@brileyfin.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including the uncertainties related to market conditions and the completion of the public offering on the anticipated terms or at all. See the Company’s Form 10-K for the fiscal year ended December 31, 2020 and other periodic reports as filed with the SEC for further information regarding risk factors. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Charah Solutions, Inc.

With 30 years of experience, Charah Solutions, Inc. is a leading provider of environmental services and byproduct sales to the power generation industry. Based in Louisville, Kentucky, Charah Solutions assists utilities and independent power producers with all aspects to sustainably manage and recycle ash byproducts generated from the combustion of coal in the production of electricity. The Company also designs and implements solutions for ash pond management and closure, landfill construction, fly ash sales, and structural fill projects. Charah Solutions is the partner of choice for solving customers’ most complex environmental challenges, and as an industry leader in quality, safety, and compliance, the Company is committed to reducing greenhouse gas emissions for a cleaner energy future. For more information, please visit www.charah.com/ or download our 2020 Environmental, Social and Governance (ESG) Report at charah.com/sustainability.

Investor Contact

Roger Shannon, Chief Financial Officer and Treasurer

Charah Solutions, Inc.

ir@charah.com

(502) 245-1353

Media Contact

Tamara Davis

PriceWeber Marketing

media@charah.com

(270) 202-8516

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